Exhibit 99.1

Altaba Inc.

Consolidated Statement of Assets and Liabilities

As of September 30, 2021 (unaudited)

($ in thousands, except per share amounts)

ASSETS
Dividend receivable	$49
Unaffiliated investments (cost $3,781,122)	3,781,298
Other assets	255,416

Total assets	$4,036,763

LIABILITIES
Deferred and other tax liabilities	$175,463
Payable to directors, officers and employees	18,171
Payable to advisor	244
Other liabilities	10,148

Total liabilities	$204,026

Total net assets	$3,832,737

Shares outstanding	519,511,366
NAV per share	$7.38